Exhibit 4.2

Warrant

THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Right to Purchase ______ shares of Common Stock of Revium Rx. (subject to adjustment as provided herein)

FORM OF COMMON STOCK PURCHASE WARRANT

No. ______	Issue Date: ________

REVIUM Rx., a corporation organized under the laws of the State of Nevada (the “Company”), hereby certifies that, for value received, _____________ or its assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from Company at any time after the Issue Date until 5:00 p.m., E..T on ____________ (the “Expiration Date”), ___________________________ (_________) fully paid and nonassessable shares of Common Stock at a per share purchase price of $0.80 (the “Purchase Price”). The number of such shares of Common Stock and the Purchase Price are subject to adjustment as provided herein.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Subscription Agreement (the “Subscription Agreement”), dated on or about _________________, entered into by Company and Holder.

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a) The term “Company” shall mean Revium Rx. and any corporation which shall succeed or assume the obligations of Revium Rx. hereunder.

(b) The term “Common Stock” includes (a) Company’s common stock, $0.001 par value per share, as authorized on the date of the Subscription Agreement, and (b) any Other Securities into which or for which any of the securities described in (a) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

(c) The term “Other Securities” refers to any stock (other than Common Stock) and other securities of Company or any other person (corporate or otherwise) which the holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 5 or otherwise.

(d) The term “Warrant Shares” shall mean the Common Stock issuable upon exercise of this Warrant.

1. Exercise of Warrant.

1.1. Number of Shares Issuable upon Exercise. From and after the Issue Date through and including the Expiration Date, the Holder hereof shall be entitled to receive, upon exercise of this Warrant in whole in accordance with the terms of subsection 1.2 or upon exercise of this Warrant in part in accordance with subsection 1.3, Common Stock of Company, subject to adjustment pursuant to Section 4.

1.2. Full Exercise. This Warrant may be exercised in full by the Holder hereof by delivery of an original or facsimile copy of the form of subscription attached as Exhibit A hereto (the “Subscription Form”) duly executed by such Holder and delivery within two days thereafter of payment by wire transfer or by certified or official bank check payable to the order of Company, in the amount obtained by multiplying the number of shares of Common Stock for which this Warrant is then exercisable by the Purchase Price then in effect. The original Warrant is not required to be surrendered to Company until it has been fully exercised.

1.3. Partial Exercise. This Warrant may be exercised in part (but not for a fractional share) by surrender of this Warrant in the manner and at the place provided in subsection 1.2 except that the amount payable by the Holder on such partial exercise shall be the amount obtained by multiplying (a) the number of whole shares of Common Stock designated by the Holder in the Subscription Form by (b) the Purchase Price then in effect. On any such partial exercise provided the Holder has surrendered the original Warrant, Company, at its expense, will forthwith issue and deliver to or upon the order of the Holder hereof a new Warrant of like tenor, in the name of the Holder hereof or as such Holder (upon payment by such Holder of any applicable transfer taxes) may request, the whole number of shares of Common Stock for which such Warrant may still be exercised for the balance of.

1.7. Delivery of Stock Certificates, etc. on Exercise. Pursuant to the terms of a Subscription Form, Company will issue instructions to the transfer agent accompanied by an opinion of counsel, if so required by Company's transfer agent and shall cause the transfer agent to transmit the certificates representing the shares of Common Stock purchased upon exercise of this Warrant to the Holder by crediting the account of the Holder's designated broker with the Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system within four (4) business days after receipt by Company of the Subscription Form. Company agrees that the shares of Common Stock purchased upon exercise of this Warrant shall be deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within four (4) business days thereafter , Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder hereof, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) to which such Holder shall be entitled on such exercise, plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash equal to such fraction multiplied by the then fair market value of one full share of Common Stock, together with any other stock or other securities and property (including cash, where applicable) to which such Holder is entitled upon such exercise pursuant to Section 1 or otherwise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise hereof as set forth.

2. Adjustment for Reorganization, Consolidation, Merger, etc.

2.1. Fundamental Transaction.  If, at any time while this Warrant is outstanding, (A) Company  effects any merger or  consolidation  of Company with or into another entity, (B) Company effects any sale of all or substantially all of its assets in one or a series of related transactions,  (C) any tender offer or exchange offer (whether by Company or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental  Transaction"), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction upon exercise of this Warrant, the number of shares of Common Stock of the successor or acquiring corporation or of Company, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event

2.2 Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 3, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the Other Securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any Other Securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of Company.

2.3 Extraordinary Events Regarding Common Stock. In the event that Company shall (a) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Purchase Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Purchase Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Purchase Price then in effect. The Purchase Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 2. The number of shares of Common Stock that the Holder of this Warrant shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 4) be issuable on such exercise by a fraction of which (a) the numerator is the Purchase Price that would otherwise (but for the provisions of this Section 2) be in effect, and (b) the denominator is the Purchase Price in effect on the date of such exercise.

3. Replacement of Warrant. On receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to Company or, in the case of any such mutilation, on surrender and cancellation of this warrant, Company at its expense, twice only, will execute and deliver, in lieu thereof, a new Warrant of like tenor.

4. Maximum Exercise. The Holder shall not be entitled to exercise this Warrant on an exercise date, in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on an exercise date, and (ii) the number of shares of Common Stock issuable upon the exercise of this Warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate exercises which would result in the issuance of more than 4.99%. The restriction described in this paragraph may be waived, in whole or in part, upon sixty-one (61) days prior notice from the Holder to Company to increase such percentage to up to 9.99%, but not in excess of 9.99%. The Holder may decide whether to convert a Convertible Note, Preferred Stock or exercise this Warrant to achieve an actual 4.99% or up to 9.99% ownership position as described above, but not in excess of 9.99%.

5. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur or (c) three business days after deposited in the mail if delivered pursuant to subsection (ii) above. The addresses for such communications shall be: (i) if to Company to: Revium Rx., 10 Hamenofim, Herzliya, Israel, (ii) if to the Holder, to the address provided by the Holder.

6. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be construed and enforced in accordance with and governed by the laws of Nevada. Any dispute relating to this Warrant shall be adjudicated in Las Vegas County in the State of Nevada. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

IN WITNESS WHEREOF, Company has executed this Warrant as of the date first written above.

REVIUM Rx.

By
Name:
Title:

EXHIBIT A

NOTICE OF EXERCISE

TO:	Revium Rx.

10 Hamenofim Street

Herzelia, Israel

Attention: CEO

1. The undersigned hereby elects to purchase   shares of Common Stock of Revium Rx. (the “Shares”) pursuant to the terms of the attached Warrant.

2. The undersigned is wiring the elects to exercise the attached Warrant and together with the delivery of this notice has remitted to the Company by Wire transfer the full Purchase Price for the number of Shares for which this notice of exercise is being submitted, together with all applicable transfer taxes, if any.

3. Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

4. The undersigned hereby represents and warrants that the aforesaid Shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares and all representations and warranties of the undersigned set forth in the Subscription Agreement that is referred to in the Warrant are true and correct as of the date hereof.

(Signature)

(Name)

(Date)

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